Exhibit 99.2

Ekso Bionics Increases Previously Announced Bought Deal Offering of Common Stock to $40 Million

RICHMOND, Calif., February 8, 2021 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (“Ekso Bionics”), an industry leader in exoskeleton technology for medical and industrial use, today announced that, due to demand, the underwriter has agreed to increase the size of the previously announced public offering and purchase on a firm commitment basis 3,902,440 shares of common stock of Ekso Bionics, at a price to the public of $10.25 per share, less underwriting discounts and commissions. The closing of the offering is expected to occur on or about February 11, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

Ekso Bionics also has granted to the underwriter a 30-day option to purchase up to an additional 585,366 shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds to Ekso Bionics, before deducting underwriting discounts and commissions and offering expenses and assuming no exercise of the underwriter’s option to purchase additional common stock, are expected to be approximately $40.0 million.

Ekso Bionics intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include repayment of debt, acquisitions and other business opportunities.

The shares of common stock are being offered by Ekso Bionics pursuant to a registration statement on Form S-3 (Registration No. 333-239203) originally filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2020 and declared effective by the SEC on June 26, 2020. The offering of the shares of common stock is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and upon filing will be available on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, Ekso Bionics continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) our ability to close the offering, (ii) the use of proceeds from the offering, and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon Ekso Bionics’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which Ekso Bionics has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, market and other conditions and those identified and described in Ekso Bionics’s filings with the SEC. To learn more about Ekso Bionics please visit Ekso Bionics’s website at www.eksobionics.com or refer to Ekso Bionics’s Twitter page at @EksoBionics. Ekso Bionics does not undertake to update these forward-looking statements, except as required by law.

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com